EXERCISE  AND  REPURCHASE  AGREEMENT


     THIS EXERCISE AND REPURCHASE AGREEMENT ("Agreement") is made and entered into as of the 24th day of January, 1997 by and among Haynes Holdings, Inc. (the "Corporation") and Michael D. Austin, Joseph F. Barker, F. Galen Hodge and Charles J. Sponaugle (individually an "Option Holder" and collectively the "Option Holders").

          RECITALS

          The Corporation and the Option Holders have entered into the Nonstatutory Stock Option Agreements specified on Exhibit A attached hereto (the "Option Agreements"), pursuant to which the Option Holders have been granted options to purchase shares of common stock, $.01 par value per share, of the Corporation ("Common Stock") on the terms and conditions set forth in the Option Agreements.

          The Option Holders desire to exercise their options to acquire an aggregate of 106,114 shares of Common Stock and to sell such shares of Common Stock to the Corporation on the terms and conditions of this Agreement.

     The Corporation desires to permit the Option Holders to exercise their options to acquire an aggregate of 106,114 shares of Common Stock and to repurchase such shares of Common Stock on the terms and conditions of this Agreement.

     The Corporation, Haynes International, Inc., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II Merchant Banking Fund L.P. and Blackstone Family Investment Partnership L.P. previously entered into that certain Stock Purchase Agreement, dated as of January 24, 1997 (the "Stock Purchase Agreement"), and all obligations of the parties under this Agreement are subject to (a) the completion of the "Closing" under the Stock Purchase Agreement and (b) the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Corporation who own more than seventy-five percent (75%) of the voting power of all outstanding stock of the Corporation immediately before the Closing (as defined in the Stock Purchase Agreement).

     In consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     AGREEMENT

     1. Exercise of the Options. Subject to Section 4 hereof, each of the Option Holders hereby exercises his option (each an "Option") under the Option Agreement to which he is a party to acquire the shares of Common Stock set forth opposite his name on Exhibit A attached hereto and designated as "Option Shares" (collectively, the "Option Shares") immediately following the "Closing" under the Stock Purchase Agreement. Subject to Section 4 hereof, the Corporation hereby approves such exercises of such Options.

     2. Repurchase of the Option Shares. Immediately following the exercises of the Options provided for in Section 1 hereof, the Option Holders severally agree to sell to the Corporation, and the Corporation agrees to repurchase from the Option Holders, all of the Option Shares at the purchase price of $10.15 per share in cash.

     3. Net Payment; No Issuance of Shares. The parties hereto agree that it is in the best interests of the parties to effect the transactions contemplated by Section 1 and Section 2 hereof as a unified exercise and repurchase and as a consequence (a) no consideration shall be tendered by the Option Holders for exercise of their Options to the extent provided in Section 1 hereof, (b) subject to Section 8, the Corporation shall pay in cash to each of the Option Holders the "Net Amount" set opposite his name on Exhibit A attached hereto within two (2) business days after the "Closing" under the Stock Purchase Agreement (the "Option Share Termination Payment"), and (c) no actual issuance of the Option Shares shall be made and the amount paid to the Option Holders shall be deemed a payment to fully terminate and extinguish the rights of the Option Holders to acquire the Option Shares pursuant to the Option Agreements (and in the case of all Option Holders other than Michael D. Austin it shall fully extinguish and terminate the applicable Option Agreement).

     4. Conditions Precedent. All obligations of the parties under this Agreement shall be subject to the completion of the "Closing" under the Stock Purchase Agreement. The obligations of the Corporation under this Agreement, and the rights of the Option Holders under this Agreement, also shall be subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Corporation who own more than seventy-five percent (75%) of the voting power of all outstanding stock of the Corporation immediately before the Closing (as defined in the Stock Purchase Agreement).

     5. Termination. This Agreement shall terminate if (a) the conditions precedent specified in Section 4 hereof shall not have been satisfied or waived in writing by all parties hereto prior to February 28, 1997, or (b) the Stock Purchase Agreement shall terminate for any reason prior to the completion of the "Closing" thereunder. In the event of termination of this Agreement, no party hereto shall have any obligations or liabilities to any other party hereto.

     6. Representations and Warranties. Each of the Option Holders severally represents and warrants to the Corporation as follows as of the date hereof and as of the consummation of the transactions contemplated hereby:
     a. The Option Holder has the legal right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of the Option Holder, enforceable against the Option Holder in accordance with its terms.

     b. The execution, delivery and performance of this Agreement by the Option Holder do not and shall not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any agreement or instrument to which the Option Holder is a party or is bound.

     c. The Option Holder has not assigned, pledged, conveyed, transferred (or attempted to assign, pledge, convey or transfer) to any individual, corporation, partnership or other entity any of his rights under the Option Agreement to which he is a party. No lien, claim or encumbrance exists with respect to the Option Agreement to which the Option Holder is a party or any Option Shares.

     d. The Option Holder has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of the exercise and repurchase of the Option Shares contemplated hereby. As a result of the positions that the Option Holder has with the Corporation and/or its wholly-owned subsidiary, Haynes International, Inc. ("International"), he has had access to all material facts concerning the Corporation and International and their business, financial condition and prospects.

     e. The Option Holder is an "accredited investor" as that term is defined by Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission.

     f.       Exhibit A attached hereto is accurate with respect to the Option
Holder.

     In connection with the completion of the transactions contemplated hereby, each of the Option Holders severally agrees to deliver to the Corporation a certificate stating that the foregoing representations and warranties of the Option Holder are true and correct on the date of the closing of the transactions contemplated hereby.

     7. No Exercise. Except as expressly provided for in this Agreement or as expressly agreed to in writing between the Option Holders and the Corporation after the date hereof, each of the Option Holders severally agrees not to exercise the options, in whole or in part, granted pursuant to the Option Agreement to which he is a party or any other stock option agreement with the Corporation to which he is a party prior to the completion of the "Subsequent Closing" under the Redemption Agreement (as defined in the Stock Purchase Agreement) and the Redemption Offer referred to therein. Each of the Option Holders acknowledges that the Corporation intends to effect the Redemption Offer (as defined in the Stock Purchase Agreement) and consents to the exclusion of such Option Holder as an offeree under such Redemption Offer.

     8. Withholding Requirements. The Corporation shall have the right to withhold from the amount of the Option Share Termination Payment or require the Option Holder to remit to the Corporation any and all amounts sufficient to satisfy any applicable withholding requirements set forth in the Internal Revenue Code of 1986, as amended, and any state or local law, as provided in
Section  14  of  the  Plan  (as  defined  in  the  Option  Agreements).

     9. Successors Bound; No Assignment. This Agreement shall be binding upon the estate, executor, personal representative, guardian, heirs, and any other successor of the Option Holder. This Agreement and the rights of the Option Holder hereunder may not be assigned by the Option Holder in whole or in part.

     10. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed in such state.

     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

     (The  remainder  of  this  page  intentionally  left  blank.)
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                              "Corporation"

                              HAYNES  HOLDINGS,  INC.



     By: /s/ J F Barker

     Title: Vice President, Finance


     "Option  Holders"


     /s/ Michael D. Austin
     Michael  D.  Austin



     /s/ J F Barker
     Joseph  F.  Barker



     /s/ F.  Galen  Hodge
     F.  Galen  Hodge



     /s/ Charles  J.  Sponaugle
     Charles  J.  Sponaugle



EXHIBIT  A  TO
--------------
EXERCISE  AND  REPURCHASE  AGREEMENT
------------------------------------




                      DATE OF
                      THE OPTION
OPTION HOLDER         AGREEMENT           TOTAL SHARES(1)  OPTION SHARES(2)  NET AMOUNT(3)
--------------------  ------------------  ---------------  ----------------  --------------
Michael D. Austin     September 1, 1993           200,000            40,000  $      306,000
Joseph F. Barker      August 31, 1989              23,644            23,644  $      186,078
F. Galen Hodge        August 31, 1989              35,470            35,470  $      245,098
Charles J. Sponaugle  September 25, 1989            7,000             7,000  $       53,550
                                                           ----------------  --------------
TOTALS                                                              106,114  $      790,726
                                                           ================  ==============

1          Represents the total number of shares of Common Stock which may be acquired upon exercise  of  the  options  granted  by  the  applicable  Option  Agreement.
2          Represents  the total number of shares of Common Stock that the Option Holder is electing  to  acquire by exercise of his options and to have repurchased by the Corporation pursuant  to  this  Agreement.
3         The amount, before the withholding required by Section 8 of this Agreement, to be paid by the Corporation to the applicable Option Holder, which represents $10.15 multiplied by  the number of Option Shares specified less the aggregate exercise price for acquisition of  the  Option  Shares.